<FILENAME>ims031605_ex99-1.txt
                                                                   EXHIBIT 99.1
March 14, 2005

       International Monetary Systems Concludes First Phase Of Funding

New Berlin, Wis. -- March 14, 2005 -- International Monetary Systems, Ltd. (OTC BB: INLM), a worldwide leader in business-to-business barter services, today announced that it has secured $610,000 in funding from three private investors. The convertible bridge loans have terms of two and three years.

CEO Don Mardak commented: "We are pleased that this first phase of our funding program is now in place. This money will enable us to proceed with negotiations on several potential acquisitions that are now in progress. We are also moving forward on the institutional placement program that we had announced several weeks ago, as well as other equity lines that are currently under consideration."

About International Monetary Systems

Founded in 1989, International Monetary Systems (IMS) serves more than 7,000 customers in 25 U.S. markets. Based in New Berlin, Wis., IMS is one of the largest publicly traded barter companies in the world and is continually expanding its exchange locations. The company's proprietary transaction network enables companies and individuals to trade goods and services throughout North America. Using an electronic currency known as trade dollars, IMS exchanges allow companies to create cost savings and to improve operations by taking advantage of barter opportunities in their business models. Managed by seasoned industry veterans, IMS is a recognized member of the National Association of Trade Exchanges (NATE) and the Barter Association National Currency (the BANC). Further information can be obtained at the company's Web site at: www.internationalmonetary.com.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those statements pertaining to the potential creation of a trading market and to the beneficial consequences of growth through acquisitions. The words or phrases "intends to," "are expected to," "will continue," "estimate," "projects," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Among other things, competition from existing or new competitors may impact the business; the availability of future acquisition candidates at prices and on terms that are favorable may impact the ability to grow through future acquisitions; general economic conditions of the economy may affect the business; and there can be no assurance that sufficient trading volume will develop to establish and maintain a liquid trading market for our common stock. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. Unless otherwise required by applicable law, we do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

SOURCE: International Monetary Systems

         CONTACT: International Monetary Systems
                  Don Mardak, 262-780-3640 (ext. 1205) or 800-236-8104
                  www.internationalmonetary.com